Exhibit 99.1

GSE Reports Fourth Quarter and Full Year 2012 Results
Announces Record Revenues and Adjusted EBITDA for Full Year 2012

HOUSTON, TX – March 14, 2013 – GSE Holding, Inc. (the “Company” or “GSE”) (NYSE: GSE), a leading global provider of highly engineered geosynthetic containment solutions for environmental protection and confinement applications, today reported its financial results for the Company’s fourth quarter and full year 2012.

Selected financial highlights for the full year 2012:

•	Sales of $476.6 million vs. $464.5 million in 2011
•	Gross margin of 16.3% vs. 15.2% in 2011
•	Adjusted EBITDA of $45.7 million vs. $44.5 million in 2011
•	Adjusted net income of $15.5 million and adjusted diluted earnings per share of $0.80 per share
•	Unadjusted net income of $1.1 million and diluted earnings per share of $0.06 per share

Selected financial highlights for the fourth quarter of 2012:

•	Sales of $121.4 million vs. $110.7 million in 4Q 2011
•	Gross margin of 16.3% vs. 15.9% in 4Q 2011
•	Adjusted EBITDA of $10.0 million vs. $8.8 million in 4Q 2011

Mark Arnold, President and Chief Executive Officer stated that “During 2012 we saw gains across most of our end-markets, and began expanding our worldwide manufacturing capabilities.  Most notably, we recently announced the groundbreaking on our new manufacturing facility in China, which will allow us to more readily service the fast-growing Asian Pacific geography. In addition to this facility, we also have planned capacity additions in 2013 for our existing facilities in Thailand and Egypt, and we have completed the addition of a GCL line to our Kingstree, South Carolina plant. We were recently awarded a contract with an Asian engineering company for a mining application in the region. This contract is one of the largest in our Company’s history and is expected to begin shipping in the second quarter of 2013.  We are confident with our growth strategy and remain focused on expanding our manufacturing capabilities and market development globally”

Fourth Quarter Summary

Total revenue for the fourth quarter was $121.4 million, compared to $110.7 million for the prior year period. Strong sales in Energy, Coal Ash, and Oil and Gas helped offset a decline in our North American Environmental Containment end-market. The decline in revenue from the Environmental Containment end-market reflects the Company’s continued proactive decision to not pursue low margin contracts. Mr. Arnold continued, “The adoption of our innovative products such as our leak location liner system and our high performance geomembrane not only positively impacted our product mix during the quarter, but also reinforced our growth thesis that our customers want a total solution that helps them drive efficiencies to better manage their operations.”

Gross profit increased to $19.7 million in the fourth quarter of 2012 from $17.6 million in the prior year period, resulting in gross margin for the fourth quarter of 2012 improving to 16.3% from 15.9% in the prior year period, highlighting the Company's focus on more profitable end markets and higher value products.

The fourth quarter included an income tax benefit of approximately $2.0 million or $0.10 per share representing the reversal of the beginning of year valuation allowance reserve for U.S. net operating losses, which we believe are more likely than not to be utilized.

Adjusted EBITDA improved to $10.0 million from $8.8 million in the prior year period.  Adjusted Net Income in the fourth quarter was $5.3 million, or $0.26 per fully diluted share compared to a loss of $0.4 million or ($0.04) per fully diluted share in the prior year period.  Unadjusted net income for the quarter was $4.8 million, or $0.24 per fully diluted share, compared to a net loss of $0.9 million, or ($0.09) per fully diluted share in the prior year period.

Full Year 2012 Summary

Total revenue for 2012 was $476.6 million, compared to $464.5 million for the prior year. Gross profit increased to $77.7 million from $70.5 million in 2011, resulting in gross margin for the full year 2012 of 16.3%, a 110 basis point improvement from 15.2% in 2011. Adjusted Net Income for 2012 was $15.5  million, or $0.80 per fully diluted share up from $4.9 million or $0.41 per fully diluted share in 2011. Adjusted EBITDA in 2012 improved to $45.7 million from $44.5 million in 2011.  Unadjusted net income for the full year was $1.1 million, or $0.06 per fully diluted share, compared to net income of $1.0 million, or $0.08 per fully diluted share in 2011.

Recent Events

On January 7, 2013 the Company announced the appointment of J. Michael Kirksey as Executive Vice President and Chief Financial Officer.  Mr. Kirksey has over 35 years of finance and accounting experience, and spent the last five years as the CFO of a NYSE-Listed company.  Throughout his career, Mr. Kirksey has served in several executive financial and general management positions and has gained extensive domestic and international experience, including leading many acquisition and divestiture transactions, both in the US and internationally.

Also in January, the Company held a groundbreaking ceremony for its new manufacturing facility in China. Construction of the facility is expected to be completed in late 2013 and add 44 million pounds of new manufacturing capacity. Once completed, the facility will have the ability to manufacture the Company's entire line of geomembrane products and service the growing demand for landfill expansions, industrial waste containment, coal ash containment and oil and gas fracking in the region.

In February, the Company announced the acquisition of SynTec, a manufacturer of geosynthetic drainage and soil reinforcement products. This acquisition provides GSE entry into the civil market and access to new technology for environmental and civil applications.

Conference Call

GSE will hold a conference call today, March 14, 2013 at 9:30 a.m. Central Time to discuss the Company’s strategy and operating results. The conference call can be accessed by dialing 877-616-4476 (domestic) or 402-875-4763 (international). A telephonic replay will be available approximately two hour after the call and can be accessed by dialing 1-855-859-2056, or for international callers, 1-404-537-3406. The passcode for the live call and the replay is 16362470. The telephonic replay will be available until 11:59 pm (Eastern Time) on March 27, 2013.

Interested parties may also listen to a simultaneous webcast of the conference call via the Investor Relations section of GSE’s website at http://ir.gseworld.com.

Use of Non-GAAP Financial Measures (Adjusted EBITDA and Adjusted Net Income)

Adjusted EBITDA represents net income (loss) before interest expense, income tax expense, depreciation, amortization of intangibles, loss (gain) on foreign currency transactions, restructuring expenses, certain professional fees, stock-based compensation expense, public offering related costs, loss on extinguishment of debt and management fees. Adjusted Net Income represents Net Income attributable to GSE Holding, Inc. before public offering related costs and public offering related interest expense, loss on extinguishment of debt, certain professional fees and management fees.   Adjusted EBITDA and Adjusted Net Income are “non-GAAP financial measures,” and are intended as supplemental measures of the Company’s performance that are not required by, or presented in accordance with, GAAP. Adjusted EBITDA and Adjusted Net Income should not be considered as alternatives to net income, income from continuing operations, earnings per share or any other performance measure derived in accordance with GAAP. The presentation of Adjusted EBITDA and Adjusted Net Income should not be construed to imply that future results will be unaffected by unusual or non-recurring items.  Management believes these measures are meaningful to investors to enhance their understanding of the Company’s financial performance.   Management’s calculation of these measures may not be comparable to similarly titled measures reported by other companies.  A reconciliation of Adjusted EBITDA to net income (loss), the most comparable GAAP measure, appears in the section of this press release titled “Reconciliation of Net Income (Loss) to Adjusted EBITDA”. A reconciliation of Adjusted Net Income to net Income (loss) appears in the section of this press release titled “Reconciliation of Net Income (Loss) to Adjusted Net Income”.

About GSE Holding, Inc.

GSE is a global manufacturer and marketer of geosynthetic lining solutions, products and services used in the containment and management of solids, liquids, and gases for organizations engaged in waste management, mining, water, wastewater, and aquaculture.

GSE has a long history of manufacturing quality geosynthetic lining systems and developing innovative products. The Company's principal products are polyethylene-based geomembranes, geonets, geocomposites, geosynthetic clay liners, concrete protection liners and vertical barriers. GSE manufactures products primarily to line or cap hazardous and non-hazardous waste landfills; contain materials generated in certain mining processes; and contain water, liquid waste and industrial products in ponds, tanks, reservoirs, sewers, and canals. Headquartered in Houston, Texas, USA, GSE maintains sales offices throughout the world and manufacturing facilities in the United States, Chile, Germany, Thailand and Egypt.

Forward-Looking Statements

This press release contains forward-looking statements that are subject to risks and uncertainties. All statements other than statements of historical fact included in this press release are forward-looking statements. Forward-looking statements give management’s current expectations and projections relating to the Company’s financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “plan,” “intend,” “believe,” “may,” “will,” “should,” “can have,” “likely” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events.  The forward-looking statements are based on the Company’s beliefs, assumptions and expectations of future performance, taking into account the information currently available to management.  Important factors that could cause actual results to differ materially from statements included in this press release can be found in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and other documents filed with the SEC.  These documents are available in the Investor Relations section of the Company’s website at http://www.gseworld.com.

The Company cannot assure you that it will realize the results or developments it expects or anticipates or, even if substantially realized, that they will result in the consequences or affect the Company or its operations in the way it expects. The forward-looking statements included in this press release are made only as of the date hereof. Management undertakes no obligation to update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

GSE Holding, Inc.
Consolidated Balance Sheets
(In thousands, except share amounts)

	December 31,
	2012	2011

ASSETS
Current assets:
Cash and cash equivalents	$18,068	$9,076
Accounts receivable:
Trade, net of allowance for doubtful accounts of $869 and $1,736	96,987	80,705
Other	3,626	3,054
Inventory, net	64,398	58,109
Deferred income taxes	1,111	935
Prepaid expenses and other	6,681	5,741
Income taxes receivable	1,538	2,447
Total current assets	192,409	160,067
Property, plant and equipment, net	70,172	57,270
Goodwill	58,895	58,895
Intangible assets, net	1,549	2,727
Deferred income taxes	5,858	2,519
Deferred debt issuance costs, net	7,003	8,387
Other assets	212	2,561
TOTAL ASSETS	$336,098	$292,426
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$36,632	$34,848
Accrued liabilities and other	20,198	22,812
Short-term debt	985	2,864
Current portion of long-term debt	3,147	2,709
Income taxes payable	1,691	964
Deferred income taxes	1,156	1,135
Total current liabilities	63,809	65,332
Other liabilities	1,211	1,124
Deferred income taxes	1,078	1,416
Long-term debt, net of current portion	167,282	192,885
Total liabilities	233,380	260,757
Commitments and Contingencies (Note 15)
Stockholders’ equity:
Common stock, $.01 par value, 150,000,000 shares authorized, 19,846,684 and 10,809,987 shares issued and outstanding at December 31, 2012 and 2011, respectively	198	108
Additional paid-in capital	130,617	61,407
Accumulated deficit	(28,372)	(29,456)
Accumulated other comprehensive income (loss)	275	(390)
Total stockholders’ equity	102,718	31,669
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$336,098	$292,426

GSE Holding, Inc.
Consolidated Statements of Operations and Comprehensive Income (Loss)
(In thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011

Net sales	$121,360	$110,660	$476,644	$464,451
Cost of products	101,626	93,019	398,955	393,944
Gross profit	19,734	17,641	77,689	70,507
Selling, general and administrative expenses	14,642	12,975	49,326	44,474
Public offering related costs	—	—	9,655	—
Amortization of intangibles	290	322	1,182	1,379
Operating income	4,802	4,344	17,526	24,654
Other expenses (income):
Interest expense, net	3,961	5,103	16,797	20,081
Foreign currency transaction (gain) loss	54	(604)	(459)	(568)
Loss on extinguishment of debt	—	—	1,555	2,016
Other income, net	(951)	(254)	(2,269)	(1,182)
Income from continuing operations before income taxes	1,738	99	1,902	4,307
Income tax (benefit) provision	(3,127)	1,089	356	3,490
Income (loss) from continuing operations	4,865	(990)	1,546	817
Income (loss) from discontinued operations, net of tax	(51)	53	(462)	136
Net income (loss).	4,814	(937)	1,084	953
Other comprehensive income (loss):
Foreign currency translation adjustment	684	(1,814)	665	(2,125)
Comprehensive income (loss)	$5,498	$(2,751)	$1,749	$(1,172)

Basic net income (loss) per common share:
Continuing operations	$0.24	$(0.09)	$0.08	$0.08
Discontinued operations	(0.00)	0.00	(0.02)	0.01
	$0.24	$(0.09)	$0.06	$0.09
Diluted net income (loss) per common share:
Continuing operations	$0.24	$(0.09)	$0.08	$0.07
Discontinued operations	(0.00)	0.00	(0.02)	0.01
	$0.24	$(0.09)	$0.06	$0.08
Basic weighted-average common shares outstanding	19,683	10,810	18,407	10,810
Diluted weighted-average common shares outstanding	20,440	11,810	19,336	11,841

GSE Holding, Inc.
Consolidated Statements of Cash Flows
(In thousands)

	Year Ended December 31,
	2012	2011	2010

Cash flows from operating activities:
Net income (loss)	$1,084	$953	$(16,772)
(Income) loss from discontinued operations	462	(136)	4,428
Adjustments to reconcile net income (loss) to cash provided by (used in) operating activities:
Depreciation and amortization	13,114	11,419	10,416
Amortization of debt issuance costs	2,418	2,025	1,844
Amortization of intangible assets	1,182	1,379	2,284
Amortization of premium/discount on senior notes	935	744	(40)
Loss on extinguishment of debt	1,555	2,016	—
Deferred income tax (benefit) provision	(3,862)	683	(1,854)
Stock-based compensation	4,666	75	67
Revaluation of non-dollar denominated debt	340	(815)	345
Other	176	75	116
Change in cash from operating assets and liabilities:
Accounts receivable	(16,757)	(16,498)	(24,539)
Inventory	(6,288)	(7,463)	(19,561)
Prepaid expenses and other	(1,781)	550	(6,837)
Accounts payable	1,878	395	12,827
Accrued liabilities	(1,398)	741	8,164
Income taxes (receivable) payable	1,235	(1,243)	2,615
Other assets and liabilities	(489)	977	(44)
Net cash used in operating activities – continuing operations	(1,530)	(4,123)	(26,541)
Net cash provided by (used in) operating activities – discontinued operations	(142)	5,010	(3,219)
Net cash provided by (used in) operating activities	(1,672)	887	(29,760)
Cash flows from investing activities:
Purchase of property, plant and equipment	(26,137)	(11,694)	(3,337)
Proceeds from the sale of assets	33	32	–
Net cash used in investing activities – continuing operations	(26,104)	(11,662)	(3,337)
Net cash provided by investing activities – discontinued operations	–	–	2,284
Net cash used in investing activities	(26,104)	(11,662)	(1,053)
Cash flows from financing activities:
Proceeds from lines of credit	100,635	86,948	137,865
Repayments of lines of credit	(110,490)	(90,667)	(109,918)
Proceeds from long-term debt	25,674	173,083	—
Repayments of long-term debt	(44,318)	(153,172)	(2,256)
Net proceeds from initial public offering	65,927	—	—
Payments for debt issuance costs	(1,748)	(9,179)	—
Payments for public offering costs	—	(2,311)	—
Proceeds from the exercise of stock options	1,018	—	—
Net cash provided by financing activities – continuing operations	36,698	4,702	25,691
Net cash used in financing activities – discontinued operations	—	(650)	—
Net cash provided by financing activities	36,698	4,052	25,691
Effect of exchange rate changes on cash – continuing operations	27	611	(228)
Effect of exchange rate changes on cash – discontinued operations	43	4	(280)
Net increase (decrease) in cash and cash equivalents	8,992	(6,108)	(5,630)
Cash and cash equivalents at beginning of year	9,076	15,184	20,814
Cash and cash equivalents at end of year	$18,068	$9,076	$15,184
Supplemental cash flow disclosure:
Cash paid for interest	$15,840	$15,626	$16,341
Cash paid for income taxes	$1,375	$2,643	$22

GSE Holding, Inc.
Reconciliation of Net Income (Loss) to Adjusted EBITDA
(in thousands)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011

Net Income (loss)	$4,814	$(937)	$1,084	$953
(Income) loss from discontinued operations, net of income tax	51	(53)	462	(136)
Interest expense	3,961	5,105	16,797	20,088
Income tax (benefit) expense	(3,127)	1,089	356	3,490
Depreciation and amortization expense	3,611	3,458	14,296	12,798
Foreign exchange (gain) loss	53	(604)	(459)	(568)
Loss on extinguishment of debt	—	—	1,555	2,016
Restructuring expense	—	569	93	950
Professional fees	460	(431)	1,056	2,712
Stock-based compensation expense	213	—	360	75
Public offering costs	—	—	9,655	—
Management fees	—	554	229	2,074
Other	—	76	188	84
Adjusted EBITDA	$10,036	$8,826	$45,672	$44,536

GSE Holding, Inc.
Reconciliation of Net Income (Loss) to Adjusted Net Income
(in thousands)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011

Net Income (loss)	$4,814	$(937)	$1,084	$953
(Income) loss from discontinued operations, net of income tax	51	(53)	462	(136)
Professional fees	460	—	1,056	—
Management fees	—	554	229	2,074
Loss on extinguishment of debt	—	—	1,555	2,016
Public offering costs	—	—	9,655	—
Public offering interest related expense	—	—	1,470	—
Adjusted net income (loss)	$5,325	$(436)	$15,511	$4,907
Diluted weighted-average common shares outstanding	20,440	10,810	19,336	11,841
Adjusted earnings (loss) per share	$0.26	$(0.04)	$0.80	$0.41